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Exhibit 11




Statement Regarding Computation of Earnings Per Share

(in 000's, except per share amounts)

                                                           Three Months Ended
                                                         April 3,       April 4,
                                                           1999           1998
Weighted average shares outstanding                       48,437         47,087

Effect of dilutive securities                              1,083          1,558

Shares for diluted EPS                                    49,520         48,645


Net income                                               $21,155        $17,617


Per share amounts:

  Basic                                                  $  0.44        $  0.37

  Diluted                                                $  0.43        $  0.36